Exhibit 99.1

American Strategic Investment Co (NYSE: NYC) First Quarter Earnings Call

Executives

Nicholas Schorsch, Jr. - President & CEO

Michael LeSanto – CFO

Operator

Good morning and welcome to the American Strategic Investment Company's first quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis

Thank you. Good morning, everyone and thank you for joining us for our first quarter 2026 Earnings Call. This event is also being webcast in the Investor Relations section of our website. Joining me today on the call to discuss the quarter's results are Nicholas Schorsch, Jr., American Strategic Investment Company's Chief Executive Officer, and Michael LeSanto, the Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. Please review the forward-looking and cautionary statements section at the end of the first quarter 2026 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2025, filed on April 15, 2026, and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this call are only made as of the date of this call. As stated in our SEC filings, the Company disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Please note that all first quarter 2026 financial information is unaudited. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial and operating performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website at www.americanstrategicinvestment.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Nick Schorsch, Jr., Chief Executive Officer. Please go ahead, Nick.

Nicholas Schorsch, Jr.

Thanks, Curtis. Good morning and thank you all for joining us today. Our first quarter was focused on continuous proactive management of the Company, with particular attention to the reduction of recurring expenses and management of our balance sheet.

We remain committed to operating and unlocking value at our current assets, with a focus on tenant retention, property improvements, and cost efficiency while simultaneously pruning our exposure to non-core assets. Near-term lease expirations represented only 6% of Annualized Straight-Line Rent and 60% of our leases now extend beyond 2030, up from 57% last quarter. We believe that this extended term, coupled with a high-quality tenant base featuring our top 10 tenants who are 69% investment grade or implied investment grade, provides significant portfolio stability.

Our $388 million New York City real estate portfolio encompasses roughly 743,000 square feet and consists of five properties, most of which are situated in Manhattan. The office and retail spaces we manage attract a robust group of tenants, including several major investment-grade companies. With an emphasis on resilient sectors and properties located near convenient transit options, we are confident that our portfolio is strategically placed to support both increased occupancy and strong tenant retention.

Beyond prioritizing the improvement of our real estate portfolio, our efforts to identify additional profitable investment opportunities is ongoing. The dispositions we have completed over the last year have, in our opinion, positioned us to be better prepared to seize future investment prospects that support our portfolio’s sustained development. Our aim is to create a portfolio that will enhance shareholder returns.

With that, I'll turn it over to Michael LeSanto to go over the first quarter results. Michael?

Michael LeSanto

Thank you, Nick. First quarter 2026 revenue was $7.3 million compared to $12.3 million in the first quarter of 2025, principally due to the disposition of 1140 Avenue of the Americas through a consensual foreclosure with the lenders for that property in late 2025. The company's GAAP net loss attributable to common stockholders was $7.8 million in the first quarter of 2026, impacted by a $2.3 million non-cash gain and a $5.0 million decrease in tenant revenue related to the foreclosure at 1140 Avenue of the Americas. This is compared to a net loss of $8.6 million in the first quarter of 2025, which was impacted by an impairment recorded in the quarter related to the sale of 9 Times Square.

For the first quarter of 2026, Adjusted EBITDA was negative $1.1 million, compared to negative $0.8 million in the first quarter of 2025. Cash net operating income was $2.8 million, compared to $4.2 million in the first quarter of 2025.

As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release and quarterly supplemental information on our website.

Nick I'll turn it back to you for some closing remarks.

Nicholas Schorsch, Jr.

Thank you, Michael. Our ongoing efforts are aimed at improving operational adaptability, including selective asset sales. We are currently reviewing various approaches for our properties located at 123 William Street and 196 Orchard to maximize long-term portfolio value. The team remains committed to filling vacant units, exploring alternatives for refinancing upcoming debt maturities, renewing agreements with present tenants, and closely monitoring costs.

We appreciate your participation today and invite you to attend our annual stockholders’ meeting online on June 2 at 2pm Eastern.

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